Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
WageWorks, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-218815) on Form S-3 and the registration statements (Nos. 333-181300, 333-188658, 333-194863, 333-204219, 333-211559 and 333-217759) on Form S-8 of WageWorks, Inc. of our report dated February 25, 2016, with respect to the consolidated balance sheet of WageWorks, Inc. and subsidiaries as of December 31, 2015, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, which report appears in the December 31, 2016 annual report on Form 10-K/A of WageWorks, Inc.

/s/ KPMG LLP

San Francisco, California
April 26, 2019